UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2010

CRYOPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 19, 2010, CryoPort, Inc. (the “Registrant”) entered into an Amended and Restated Amendment Agreements (the “February 2010 Amendment”) with Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”), Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce” and, collectively with EGP and EOP, “Enable”), and BridgePointe Master Fund Ltd  (“BridgePointe”) (individually referred to as “Holder” and collectively as the “Holders”), who are the Holders of the Registrant’s outstanding Original Issue Discount 8% Senior Secured Convertible Debentures dated September 27, 2007 and Original Issue Discount 8% Secured Convertible Debentures dated May 30, 2008 (collectively, the “Debentures”) and associated warrants to purchase common stock (the “Warrants”), as such Debentures and Warrants have been amended to date.  The February 2010 Amendment amended and restated the amendment agreements that the Registrant and Holders entered into on January 12, 2010 and February 1, 2010.  On February 23, 2010, the Registrant and Holders entered into an additional amendment to modify the February 2010 Amendment. The following discussion summarizes the terms of the February 2010 Amendment as modified on February 23, 2010.

Pursuant to the February 2010 Amendment, the Holders confirmed their prior agreement to defer until March 1, 2010 the Registrant’s obligation to make the January 1, 2010 and February 1, 2010 debenture amortization payments (each in the aggregate amount of $200,000) and their consent to the Registrant’s recent 10-to-1 reverse stock split.  In addition, subject to the Registrant consummating a public offering of units (each unit consisting of one share of common stock and one warrant to purchase one share of common stock) for gross proceeds of not less than $5,000,000 at a per unit price of not less than $3.00 per unit, the Holders have consented and agreed, among other items, to the following:

●  each will convert $1,357,215 in principal amount of the outstanding principal balance of such holder's debenture in exchange for a number of shares of common stock determined by dividing such principal amount by the unit offering price for the public offering;

●  with respect to the remaining outstanding balance of the debentures after the foregoing conversion, the Registrant would not be obligated to make any principal or interest payments until March 1, 2011, at which time the Registrant would be obligated to start making monthly principal and interest payments of $200,000 for a period of seventeen (17) months with a final balloon payment due on August 1, 2012.   In addition, the future interest that would accrue on the outstanding principal balance from July 1, 2010 (the date to which accrued interest was previously added to principal) to March 1, 2011 will be added to the current principal balance of the debentures;

●  the conversion price of the remaining outstanding balance of each Debenture will be equal to the lesser of the current conversion price of $4.50 or the unit offering price;

●  the exercise price of the Warrants currently held by the Holders will be equal to the lesser of the current exercise price of $4.50 per share or the exercise price of the warrants included as part of the units sold in this offering and the exercise period shall be extended to January 1, 2015;

●  the termination of certain anti-dilution provisions contained in the Debentures and Warrants held by the Holders and their right to maintain a fully-diluted ownership of our common stock equal to 34.5%;

●  the termination of certain financial covenants; and

●  each will execute a lock-up agreement covering a period of 180 days from the effective date of the registration statement; provided, however, that in the event that on any trading day during the lock-up period the trading price of the Registrant’s common stock exceeds 200% of the offering price of the units, then each Holder may sell at sales prices equal to or greater than 200% of such unit offering price a number of shares of common stock on that trading day (such day referred to as an “Open Trading Day”) equal to up to 10% of the aggregate trading volume of the Registrant’s common stock on the primary market on which it is trading on such Open Trading Day, and (ii) in the event on any trading day during the lock-up period the trading price of the Registrant’s common stock exceeds 300% of the unit offering price, each Holder may sell at sales prices equal to or greater than 300% of such unit offering price an unlimited number of shares of common stock on such Open Trading Day. Sales under the foregoing clause (ii) on any particular Open Trading Day shall not be aggregated with sales under the foregoing clause (i) on the same Open Trading Day for purposes of calculating the 10% limitation under clause (i).

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In the event that the Registrant does not consummate this offering at a price of $3.00 per unit for minimum gross proceeds of $5,000,000 by March 15, 2010, then the foregoing provisions shall be null and void (provided, however, the exercise period for the warrant shall remain extended to January 1, 2015).

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
4.1.8	Amended and Restated Amendment Amendments dated February 19, 2010
4.1.9	First Amendment to Amended and Restated Amendment Amendments dated February 23, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: February 25, 2010	By:	/s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman

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Exhibit Index

Exhibit No.	Description
4.1.8	Amended and Restated Amendment Amendments dated February 19, 2010
4.1.9	First Amendment to Amended and Restated Amendment Amendments dated February 23, 2010

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